Exhibit 10.2

GENERAL CONSULTING AND SERVICES AGREEMENT

This General Consulting and Services Agreement (this “Agreement”) is made as of the date of last signature (“Effective Date”) by and between TherapeuticsMD, Inc., a Nevada corporation maintaining offices at 951 Yamato Road, Suite 220, Boca Raton, Florida 33431 (“TherapeuticsMD”), and MCD Consulting and Management Services, LLC, a Florida limited liability company (“Consultant”). TherapeuticsMD and Consultant are sometimes referred to individually as a “Party” or collectively as the “Parties.”

W I T N E S S E T H

WHEREAS, TherapeuticsMD is in the trade or business of the research, manufacture, promotion, and sale of pharmaceutical and over-the-counter products and other scientific materials; and

WHEREAS, Consultant’s manager, Michael C. Donegan (“Donegan”), experienced a separation from service as an employee of TherapeuticsMD and has been providing certain limited services;

WHEREAS, Donegan has certain experience, knowledge, and unique abilities that TherapeuticsMD wishes to utilize in connection with TherapeuticsMD’s business and overall strategic planning; and

WHEREAS, Donegan via Consultant is willing to provide services to TherapeuticsMD, and Consultant is willing to accept such engagement upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree as follows:

1.	CONSTRUCTION AND DEFINITIONS

1.1.

Construction. Unless otherwise explicitly specified, this Agreement is to be interpreted such that (a) words denoting the singular will include the plural and vice versa; (b) the terms “include,” “including,” “comprise,” “comprises,” and words of similar effect are used in the inclusive sense of “including, without limitation; (c) “or” is used in the inclusive sense of “or” (i.e., “and/or”) unless used in connection with the word “either,” “unless,” “alternatively,” and words of similar effect; (d) “any” is used in the sense of “any or all”; (e) “herein,” “hereof,” “hereunder,” and words of similar effect refer to the entirety of this Agreement; and (f) “days” refer to calendar days. The language of this Agreement will be construed according to its fair meaning and not strictly against either Party.

1.2.

“Confidential Information (Proprietary Information) will include, but not be limited to, new product information and relating marketing plans or materials, scientific information, clinical development data, formulations, methods and processes, specifications, know-how and any other intellectual property. In addition, “Confidential Information” may include material, non-public information concerning TherapeuticsMD or its affiliates, as well as other companies.

1.3.

“Consultant Intellectual Property” means any and all patents, patent applications, copyrights, know-how, inventions, trade secrets, and any other intellectual property rights owned, licensed, or controlled by Consultant as of the Effective Date. Consultant Intellectual Property will not include any and all intellectual property rights in or derived from (a) Work Product or (b) Inventions.

1.4.	“Consultant Representatives” means any employees, associates, agents or subcontractors used by Consultant to perform the Services.

1.5.

“Invention” means any discovery or invention conceived of, or made by, Consultant or any Consultant Representative arising out of such Consultant’s or Consultant Representative’s participation in any Services conducted under this Agreement.

1.6.	“Marks” means trademarks, trade names, service marks, logos, and symbols.

1.7.	“Services” means consultation, supervisory, and advisory services as described in Schedule A.

1.8.

“TherapeuticsMD Intellectual Property” means any and all patents, patent applications, copyrights, know-how, inventions, trade secrets, and any other intellectual property rights owned, licensed, or controlled by TherapeuticsMD. TherapeuticsMD Intellectual Property will also include any and all intellectual property rights arising from or relating to (a) Work Product or (b) Inventions.

1.9.

“Work Product” means any and all materials or information including documents, reports, concepts, products, results, samples, or data produced in the course of, or as a result of, performing the Services.

2.	SCOPE OF SERVICES

2.1.

TherapeuticsMD engages Consultant, and Consultant accepts such engagement, to provide certain Services to TherapeuticsMD in connection with the project set forth in the attached Schedule A, which Schedule is made a part of this Agreement as if fully included herein. Any special or related service which the Parties agree is outside the scope of the Services to be provided hereunder shall be covered under a separate written agreement.

2.2.	In performing the Services under this Agreement, Consultant shall report and be responsible to the TherapeuticsMD employee subsequently designated by TherapeuticsMD.

2.3.

Consultant shall faithfully perform the Services and, upon TherapeuticsMD’s request, shall provide such additional assistance to TherapeuticsMD in such areas as Consultant is competent; provided, however, that any material change in the expected scope of Services or the Term as a result of any such request shall be memorialized in a written amendment to this Agreement. Consultant shall also use reasonable and diligent efforts and such working time and energy as may be required for the satisfactory performance of the Services in accordance with the requests and instructions from TherapeuticsMD.

2.4.

It is expressly understood and agreed that the inability of Consultant to render the Services to TherapeuticsMD by reason of absences, temporary or permanent illness, disability or incapacity, or for any other cause, shall be deemed a material breach or default hereunder.

3.	COMPENSATION

3.1.

During the term of this Agreement, TherapeuticsMD agrees to pay to Consultant, as full and complete payment for the performance of the Services during the project, the amount indicated in Schedule A. Consultant acknowledges that Consultant is not entitled to any other compensation or remuneration of any kind whatsoever unless specifically indicated in Schedule A; provided, however, nothing in this Agreement is intended to impact, limit, or otherwise restrict amounts due and payable to Donegan under other agreements between Donegan and TherapeuticsMD.

3.2.

The compensation provided above shall be Consultant’s sole form of compensation provided by TherapeuticsMD for the Services provided unless covered by a separate written agreement, and Consultant waives any right to royalties, additional fees or any other form of compensation whatsoever from TherapeuticsMD. As stated in Section 3.1, nothing in this Agreement is intended to impact, limit, or otherwise restrict amounts due and payable to Donegan under other agreements between Donegan and TherapeuticsMD.

4.	CONSULTANT’S REPRESENTATIONS AND OBLIGATIONS

4.1.

Consultant represents and warrants to TherapeuticsMD that Consultant is not now nor shall be during the term of this Agreement a party to any other agreement or under any obligation to or restriction by any third party which would prevent Consultant from entering into this Agreement or which would adversely affect this Agreement, Consultant’s performance of the Services or any of the undertakings set forth herein in any manner.

4.2.

In the event of litigation, anticipated litigation, a dispute, or potential dispute between TherapeuticsMD and a third party regarding or related to the subject matter of the Services provided by Consultant, Consultant agrees to provide such reasonable assistance as TherapeuticsMD may request from time to time in an effort to resolve such conflict.

4.3.

In the event that Consultant receives a request or demand, by subpoena (including administrative subpoenas) or other judicial order, related to or arising from the Services provided under this Agreement, Consultant will, in addition to invoking and preserving any applicable privilege or other protection available under any applicable Federal Law, state law (including any state rules of civil procedure or evidence), the Federal Rules of Civil Procedure, Federal Rules of Evidence, or pertinent case law, provide immediate notice to TherapeuticsMD of the existence of the request, demand, or order and in any case, must provide such notice within three (3) business days of receipt (at the latest) and provide TherapeuticsMD with a copy of the same. If Consultant receives such a request, demand or order, Consultant will not voluntarily surrender any information without first providing TherapeuticsMD a reasonable opportunity to protect its interests including, but not limited to, by motion in an appropriate court or through a similar mechanism. TherapeuticsMD will represent Consultant in the relevant matter or provide counsel for Consultant at TherapeuticsMD’s cost, provided such representation or provision of counsel does not create a conflict of interest that would otherwise preclude such representation of Consultant.

4.4.

During the term of this Agreement, and for a period of five (5) years thereafter unless otherwise obligated under this Agreement, Consultant will keep all records relating to the performance of the Services hereunder. Consultant will at any time during the term of this Agreement, at TherapeuticsMD’s request, and in any event upon the termination of this Agreement (regardless of the reason), (a) deliver to TherapeuticsMD copies of any and all records, documents, memoranda, books, papers, letters, notes, notebooks, reports, and any and all other data and information (in whatever form), together with any copies or abstracts thereof, resulting from the performance of the Services hereunder or as may have been provided by TherapeuticsMD to Consultant; or (b) destroy such records (and if requested, provide certification to TherapeuticsMD that such records have been destroyed). Notwithstanding the foregoing, during the term of this Agreement and for the five (5) year period thereafter, in the event TherapeuticsMD notifies Consultant in writing that any information in Consultant’s possession related to any Services is subject to a “litigation hold,” Consultant shall, in accordance with any TherapeuticsMD prescribed directive, take all necessary affirmative actions to ensure that such information is preserved and not destroyed until such time as Consultant is otherwise notified by TherapeuticsMD in writing. Any additional reasonable costs incurred by Consultant in furtherance of a litigation hold will be paid by TherapeuticsMD provided that Consultant has received written approval to incur such costs.

4.5.

Consultant represents and warrants that it shall perform all Services under this Agreement in a diligent, workmanlike, and professional manner. Consultant warrants that the provision of any goods and services hereunder shall be in accordance with all applicable federal, state and local laws including any law, order or regulatory provision concerning equal employment opportunities by federal contractors and including, without limitation, those related to the advertising and promotion of prescription or device products.

4.6.

Consultant represents and warrants that all deliverables and/or Work Product produced under this Agreement (a) will perform in accordance with all documentation provided by Consultant and (b) along with all Consultant Intellectual Property, shall be of original development or licensable by Consultant, as the case may be. Consultant represents and warrants that all deliverables, Work Product and Consultant Intellectual Property licensed or owned by Consultant and used in the performance of any statement of work shall not infringe or violate any patent, copyright, trade secret, trademark, or other third party intellectual property right. Consultant represents and warrants that the deliverables and/or Work Product to be provided under any Statement of Work is/are not the subject of a lien, a security interest, claim, cause of action or otherwise hypothecated to a third party.

4.7.

Notwithstanding Consultant’s status as an independent contractor, Consultant acknowledges and specifically agrees to comply at all times with applicable federal and state securities laws and regulations when trading in any securities of TherapeuticsMD or when trading in any securities of any other company while possessing material, non-public information concerning that company which was obtained during the course of performing the Services for TherapeuticsMD.

5.	CONFIDENTIALITY & PRIVILEGE

5.1.

Notwithstanding any provision in this Agreement to the contrary, Consultant (together with Consultant’s Representatives) shall hold confidential and shall not, directly or indirectly, disclose, publish, or use for the benefit of Consultant or any third party, except solely in carrying out Consultant’s duties for TherapeuticsMD hereunder, any Confidential Information of TherapeuticsMD, without first having obtained TherapeuticsMD’s written consent to such disclosure or use. Consultant acknowledges, confirms, and agrees that Consultant is aware that any trading of securities by a person in possession of any such material, non-public information is subject to regulation and requirements of federal and state securities laws. This restriction shall not apply if the information shall have become public knowledge without fault on the part of Consultant (or any of Consultant Representatives). Notwithstanding any provision in this Agreement to the contrary, this obligation shall survive the termination of this Agreement.

5.2.

During the Term of this Agreement: (i) Consultant will not encourage or solicit any employee or consultant of TherapeuticsMD to leave TherapeuticsMD for any reason, (ii) Consultant will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of TherapeuticsMD, and (iii) Consultant will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of TherapeuticsMD. Consultant acknowledges that the foregoing obligations are reasonable and that Consultant will not be precluded from making a living by obligation not to compete with TherapeuticsMD during the period described above.

5.3.

Consultant and TherapeuticsMD acknowledge that in the event of a breach of this Section 5 of the Agreement, TherapeuticsMD (i) will be irreparably harmed; (ii) will be entitled to injunctive relief; and (iii) without the requirement for posting bond or proving actual, irreparable damages that may not be fully remedied by monetary damages. Consultant and TherapeuticsMD therefore agree that TherapeuticsMD shall be entitled to seek injunctive relief against any such breach in any court of competent jurisdiction and Consultant shall be responsible for all costs associated with such injunctive relief, provided that TherapeuticsMD prevails in the action. In the event that TherapeuticsMD is successful TherapeuticsMD’s rights under this Section 5 shall not in any way be construed to limit or restrict its rights to seek other damages or relief available under this Agreement or applicable law.

5.4.

Defend Trade Secrets Act. Each Party agrees that it is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that such Party will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

5.5.

Whistleblower Provision. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that such disclosure does not exceed the extent of disclosure required by such law, regulation or order. Each Party agrees to provide prompt written notice of any such order to the other Party to the extent permitted by such law, regulation or order. Each Party understands that this Agreement does not prohibit or restrict such Party from communicating with a government agency, as provided for, protected under, or warranted by applicable law, without notice to the other Party, or limit the Party’s right to receive an award for information provided to a government agency.

6.	TERM OF AGREEMENT

6.1.	This Agreement shall become effective as of the Effective Date until the period indicated in Schedule A.

6.2.

This Agreement may be terminated by Consultant without cause on ninety (90) days prior written notice and by TherapeuticsMD immediately upon written notice. In the event TherapeuticsMD terminates Consultant for convenience after the Effective Date, provided Consultant has substantially complied with Consultant’s obligations hereunder, Consultant shall be paid the additional fee due and payable on March 31, 2023 (per Schedule A, Section 3b), and the restricted stock units shall vest on March 31, 2023 (per Schedule A, Section 3c). For amounts due and payable under Schedule A, Section 3a, provided Consultant has not breached this Agreement, Consultant shall be entitled to payment hereunder with respect to actual charges incurred up to the effective date of the termination, provided that Consultant stops all work to the extent specified in the notice, completes performance of such work that has not been terminated, and invoices TherapeuticsMD for amounts owed within thirty (30) days of termination.

6.3.

If either TherapeuticsMD or Consultant breaches any representation made herein or fails to abide by any of the terms of this Agreement, the other Party shall have the right to terminate this Agreement upon thirty (30) days prior written notice to the defaulting Party specifying the default; provided, however, if said defaulting Party cures the default within the said thirty (30) day period, this Agreement shall continue in full force and effect as if no default had occurred.

6.4

Upon termination of this Agreement for any cause or for no cause, or at any earlier time upon the demand of TherapeuticsMD, Consultant shall, without cost to TherapeuticsMD, (a) deliver to TherapeuticsMD in an orderly and expeditious manner all data, records, documentation, and other property belonging to TherapeuticsMD then in the possession of Consultant, including, but not limited to, the Work Product and all copies, extracts, summaries, and portions thereof, on whatever media rendered; (b) purge from its computer systems any Work Product and all copies, extracts, summaries, and portions thereof; and (c) upon request of TherapeuticsMD, certify in writing that it has complied with these requirements. Notwithstanding anything to the contrary contained in this Agreement, if Consultant breaches any term or condition of this Agreement, TherapeuticsMD may, at its option, exercise any one or more of the following remedies: (i) terminate this Agreement, effective immediately upon written notice to Consultant; (ii) withhold any further payments otherwise due to Consultant hereunder; or (iii) exercise any other rights and remedies available at law or in equity.

7.	INDEPENDENT CONTRACTOR

Consultant is retained by TherapeuticsMD only for the purposes and to the extent set forth in this Agreement, and Consultant’s relation to TherapeuticsMD shall, during the period or periods of its rendering of the Services, be that of an independent contractor. Consultant shall be free to dispose of such portion of its time, energy and skill as Consultant sees fit to accomplish the Services. Consultant shall not be considered under the provisions of this Agreement or otherwise as having any employee status or as being entitled to participate in any benefit plans or arrangements provided by TherapeuticsMD to its regular employees.

Nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship between TherapeuticsMD and any of Consultant’s employees or agents. Consultant and Consultant’s employees, if any, will not be entitled to any of the benefits that TherapeuticsMD may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. Because Consultant is an independent contractor, TherapeuticsMD will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on behalf of Consultant. Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of Services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing Services under this Agreement. No part of Consultant’s compensation will be subject to withholding by TherapeuticsMD for the payment of any social security, federal, state or any other employee payroll taxes. TherapeuticsMD will regularly report amounts paid to Consultant by filing Form 1099-NEC with the Internal Revenue Service as required by law. If, notwithstanding the foregoing, Consultant is reclassified as an employee of TherapeuticsMD, or any affiliate of TherapeuticsMD, by the U.S. Internal Revenue Service, the U.S. Department of Labor, or any other federal or state or foreign agency as the result of any administrative or judicial proceeding, Consultant agrees that Consultant will not, as the result of such reclassification, be entitled to or eligible for, on either a prospective or retrospective basis, any employee benefits under any plans or programs established or maintained by TherapeuticsMD.

8.	INDEMNIFICATION

8.1.

By TherapeuticsMD. TherapeuticsMD shall defend, indemnify and hold Consultant harmless from, against, for and in respect of any and all damages, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees, and any special, incidental, exemplary, punitive, consequential (which, for purposes of this Agreement, shall include, without limitation, any lost profits or sales, or indirect damages) damages arising out of any third party suit, action or proceeding for bodily injury, death or property damage related to Consultant’s Services hereunder, if and to the extent such injury, death or damage is caused by any product, service, overt act, or omission of TherapeuticsMD; provided, however, that TherapeuticsMD’s obligations hereunder shall not apply in the event that any such injury, death or damage was caused in any manner by Consultant or any of its directors, officers, employees, agents, or any Consultant Representative. The term “cause” shall be meant to include, without limitation, Consultant’s failure to follow instructions or protocols issued by TherapeuticsMD, Consultant’s (or any Consultant Representative’s) failure to follow any applicable governmental or institutional requirements, or any acts of negligence or willful misconduct by Consultant or any Consultant Representative. Further, TherapeuticsMD shall defend, indemnify and hold Consultant harmless from, against, for and in respect of any and all claims, damages, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising out of any third party demand, claim, suit, action or proceeding for any alleged violations of any laws or regulations governing financial reporting, alleged violations or breaches of any corporate duties, or other claims for economic losses related to Consultant’s Services hereunder.

8.2.

Claims. Promptly upon receiving notice of any claim or action for which a Party wishes to seek indemnification hereunder, such Party shall promptly notify the other in writing of the assertion of any such claim, suit, action or proceeding. Failure to provide such notice which substantially prejudices the indemnifying Party’s ability to defend such claim or action may invalidate any obligation of indemnification. Notwithstanding the foregoing, any Party seeking to be indemnified shall nevertheless be entitled to retain separate counsel at its own costs to participate in such matter; however, the indemnifying Party shall have sole case management authority; provided, however, Consultant may not compromise or settle any matter without TherapeuticsMD’s prior written consent, not to be unreasonably withheld. Any Party seeking indemnification shall fully cooperate with the indemnifying Party.

8.3

D&O Insurance. TherapeuticsMD shall maintain in full force and effect all D&O insurance through and including the Term of this Agreement, which insurance shall extend to Donegan and the provision of Services contemplated hereunder.

9.	OWNERSHIP OF DATA, PATENTS, INVENTIONS, AND INTELLECTUAL PROPERTY

9.1.

TherapeuticsMD Intellectual Property and Work Product. Consultant acknowledges that TherapeuticsMD Intellectual Property is the exclusive property of TherapeuticsMD or its licensors. Consultant further acknowledges that the Work Product and any and all other intellectual property rights developed, derived from, or otherwise generated by Consultant in performing Services hereunder, will be owned by and belong exclusively to TherapeuticsMD. As evidenced by the Assignment in the form attached as Exhibit A, Consultant hereby assigns to TherapeuticsMD the ownership of all rights, titles, and interests in all patents, trade secrets, or other intellectual property rights in, relating to, or arising from Work Product, Services, or Inventions. Ownership of copyrights is addressed in Section 9.3. Consultant further agrees to give TherapeuticsMD and its designees or assignees all assistance reasonably required to perfect such rights, titles, and interests. Consultant will not attack, dispute, or challenge TherapeuticsMD’s right, title, and interest in and to TherapeuticsMD’s Intellectual Property or assist others in so doing. These obligations will survive and continue beyond the termination of Consultant’s engagement with TherapeuticsMD under this Agreement and will be binding upon Consultant’s assigns, executives, administrators, and other legal representatives.

9.2.

TherapeuticsMD Trademarks. Consultant will not use TherapeuticsMD’s Marks without prior written authorization from TherapeuticsMD. The Marks are, and will remain, TherapeuticsMD’s sole and exclusive property, and Consultant has not acquired, and will not acquire (by operation of law, this Agreement, or otherwise), any right, title, or interest in any of TherapeuticsMD’s Marks other than as explicitly provided in writing by TherapeuticsMD. Consultant recognizes the value of the goodwill associated with TherapeuticsMD’s Marks and acknowledges that all rights therein belong exclusively to TherapeuticsMD. Any and all goodwill or rights that arise under trademark and copyright law, and all other intellectual property rights that arise in favor of TherapeuticsMD’s Marks as a result of this Agreement or otherwise, will inure to the sole and exclusive benefit of TherapeuticsMD. Consultant will not attack, dispute, or challenge TherapeuticsMD’s right, title, and interest in and to TherapeuticsMD’s Marks or assist others in so doing.

9.3.

Copyrights and Publications. Consultant is not permitted to publish, present, display, otherwise disclose, or submit for publication, presentation, display, or other disclosure, Work Product without prior written permission from TherapeuticsMD. TherapeuticsMD will consider any request for publication in good faith. Except as provided in this Section 9.3, to the extent any Work Product contains copyrightable material that can be “work made for hire” as the term is defined under 17 U.S.C. §101, such material will be deemed “work made for hire” and TherapeuticsMD will be considered the author. If such material is not deemed “work made for hire,” Consultant hereby assigns all copyrights in such material to TherapeuticsMD, as evidenced by the Assignment in the form attached hereto as Exhibit A. If TherapeuticsMD gives permission for the publication of material based on or including Work Product, TherapeuticsMD will provide an automatic non-exclusive license(s) to such author(s) of the material, for rights in the copyright in such material in the form and in the venue approved by TherapeuticsMD for such publication.

9.4.

Inventions. Consultant will promptly disclose to TherapeuticsMD any Inventions or potential Inventions, whether or not protectable as a trade secret, patent, or otherwise, made by Consultant or any Consultant Representative. Consultant will ensure that all Consultant Representatives involved in the Services are obligated to assign to Consultant or TherapeuticsMD all right, title, and interest each may have in any such Invention. Consultant will ensure that all Consultant Representatives involved in the Services are obligated, if so requested by TherapeuticsMD, to assist in the preparation, filing, perfection, prosecution, defense, and enforcement of any patent associated with the Invention.

9.5.

Consultant Intellectual Property. Consultant Intellectual Property will not be included in any Work Product unless and until Consultant identifies in writing to TherapeuticsMD the Consultant Intellectual Property proposed to be included in the Work Product, and obtains the prior written consent of TherapeuticsMD. Any Work Product that includes Consultant Intellectual Property in violation of this Section 9.5 is hereby automatically and perpetually licensed to TherapeuticsMD, its Affiliates, or their designees, in connection with such Work Product and any products, services, materials, or information related thereto or arising therefrom, at no charge.

10.	NOTICES

Any notice required or permitted to be given hereunder shall be in writing and shall be (i) delivered personally by hand, (ii) sent by registered or certified mail, or (iii) sent by a recognized qualified overnight delivery service (e.g., Federal Express). All such notices shall be sent postage prepaid to the addresses of each Party set forth below or to such other address or addresses as shall be designated in writing in the same manner:

To TherapeuticsMD: TherapeuticsMD, Inc. Attn: Legal Dept. 951 Yamato Road, Suite 220 Boca Raton, Florida 33431 Fax: (561) 431-3389	To Consultant: MCD Consulting and Management Services, LLC

11.	DEBARMENT AND EXCLUSION CERTIFICATION

Consultant hereby certifies to TherapeuticsMD that Consultant is not and has not been, and that Consultant has not used, and will not use, the services of any person (inclusive of Consultant Representatives), excluded, debarred, suspended, or otherwise ineligible to participate in the Federal health care programs or in Federal procurement or nonprocurement programs, and has not used, and will not use, the services of any person listed on the HHS/OIG List of Excluded Individuals/Entities (http://www.oig.hhs.gov), the GSA’s List of Parties Excluded from Federal Programs (http://www.epls.gov), or the FDA Debarment List (http://www.fda.gov/ora/compliance_ref/debar/default.htm) in connection with any of the Services performed under this Agreement. Consultant further certifies that Consultant, and any other person or entity used by Consultant in performing any of the Services under this Agreement, has not been convicted of a criminal offense that falls within the ambit of 42 U.S.C. § 1320a-7(a). Consultant agrees to notify TherapeuticsMD promptly in the event Consultant, or any person used by Consultant in connection with this Agreement, ever becomes excluded, debarred, suspended, or otherwise ineligible to participate in Federal health care programs or in Federal procurement or nonprocurement programs. This certification applies to Consultant and in respect of officers, agent and employees of Consultant, as well as third parties with whom Consultant may subcontract.

12.	MISCELLANEOUS PROVISIONS

12.1.

This Agreement is personal in nature, and Consultant shall not, without the prior written consent of TherapeuticsMD, assign or transfer this Agreement or any rights or obligations hereunder. TherapeuticsMD may assign or transfer this Agreement to a successor or affiliated organization, provided that in the case of any such assignment or transfer, the assignee or transferee shall be bound by the terms and obligations provided in this Agreement. If Consultant desires to engage any employees, associates, or subcontractors in performing the Services, Consultant will ensure such persons to enter into a written agreement, containing terms as least as restrictive as those contained herein and assigning inventions to Consultant or TherapeuticsMD as set forth herein.

12.2.	The captions or headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

12.3.

This Agreement may be executed simultaneously in one or more counterparts, but all such counterparts taken together will constitute one and the same Agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or .pdf delivered via email will constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.

12.4.

This Agreement shall be governed by the laws of the State of Florida without regard for conflicts of law principles; and Florida shall be the sole and exclusive forum for the resolution of all disputes arising under or relating to this Agreement. In the event of a dispute in respect of this Agreement, including the meaning or construction hereof, such dispute shall be referred to a single arbitrator, mutually acceptable to the Parties, or, if no single arbitrator can be agreed upon, an arbitrator or arbitrators shall be selected in accordance with the rules of the American Arbitration Association (“AAA”) and such dispute shall be settled by arbitration in accordance with the then prevailing commercial rules of the AAA. In any action or proceeding to enforce rights under this Agreement, the prevailing Party will be entitled to recover costs and attorney’s fees. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

12.5.

The invalidity or unenforceability of any term, provision, clause, or any portion thereof, of this Agreement shall in no way impair or affect the validity or enforceability of any other provision of this Agreement, which remains in full force and effect.

12.6.

No failure or delay by a Party to insist upon the strict performance of any term or condition under this Agreement or to exercise any right or remedy available under this Agreement at law or in equity, and no course of dealing between the Parties, shall imply or otherwise constitute a waiver of such right or remedy, and no single or partial exercise of any right or remedy by any Party will preclude any other or further exercise thereof. Any and all waivers must be in writing and signed by the party who is waiving their rights. All rights and remedies provided in this Agreement are cumulative and not alternative and are in addition to all other available remedies at law or in equity.

12.7.

Should any legal action be commenced in connection with this Agreement, the prevailing Party in such action shall be entitled to recover, in addition to court costs, such amount as the court may adjudge as reasonable attorneys’ fees.

12.8.

This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof. This Agreement supersedes all prior understandings, negotiations and discussions, written or oral, of the Parties relating to the transactions contemplated by this Agreement. Any waiver, alteration or modification of any of the provisions in this Agreement or any cancellation or replacement of this Agreement shall not be valid unless in writing and signed by the Parties.

12.9.

All provisions of this Agreement and any statement of work which may reasonably be interpreted or construed as surviving termination will survive, including without limitation, Sections 3 (Compensation), 5 (Confidentiality), 8 (Indemnification), 9 (Ownership of Data, Patents, Inventions, and Intellectual Property), and 12 (Miscellaneous Provisions).

Signature page follows

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

TherapeuticsMD, Inc.		MCD Consulting and Management Services, LLC

By:	/s/ Marlan Walker	By:	/s/ Michael Donegan
Name:	Marlan Walker	Date:	2/21/2023
Title:	CEO
Date:	2/21/2023

SCHEDULE A

DETAILED PROJECT/SERVICES SPECIFICATIONS

1.	SPECIFICATION OF SERVICES TO BE RENDERED:

Consultant shall provide to TherapeuticsMD consulting services relating to Consultant’s expertise in accounting. Specific projects include serving as the Company’s principle financial and accounting officers, completing 2022 audit, and completing the Form 10-K filing, financial reporting wind down and such other projects as shall be assigned from time to time as mutually agreed upon by the Parties (the “Services”). Such Services are deemed to be the functional equivalent of services normally and customarily provided by an employed chief financial officer.

The parties expressly consent to execution of the Form 10-K by Donegan, in his own name, as acting CFO.

2.	TERM:

This Agreement shall be in effect from the Effective Date and shall remain in effect until the completion of the Services, which is anticipated to be the close of business on March 31, 2023.

3.	FEE AND METHOD OF PAYMENT:

a.	Monthly Fee

Consultant will be paid a fee for Services rendered in accordance with the terms of this Agreement of fifty thousand dollars per month ($50,000/month) to be paid as a single lump sum on the last day of each calendar month following the Effective Date. If the Term is extended after March 31, 2023 by mutual agreement between Consultant and TherapeuticsMD, Consultant will be paid an hourly fee of two hundred five dollars and forty-eight cents ($205.48/hour). Consultant shall submit invoices to TherapeuticsMD on a monthly basis which shall contain a detailed itemization of the Services performed, including date, a full description of the services provided, to whom the service was provided and the number of hours worked for each date of service. Such invoices shall be submitted to TherapeuticsMD at the address set forth in this Agreement, to the attention of “TherapeuticsMD Accounts Payable Department.” TherapeuticsMD shall pay each such invoice within thirty (30) days of TherapeuticsMD’s receipt and approval of same.

b.	Other Fee

Consultant will be paid an additional fee of two hundred thousand dollars ($200,000) at the following milestones:

•	one hundred thousand dollars ($100,000) upon the execution of this Agreement; and

•

one hundred thousand dollars ($100,000) on March 31, 2023, if this Agreement is not terminated by Consultant prior to March 31, 2023, or not terminated by TherapeuticsMD prior to March 31, 2023, due to Consultant’s material breach or intentionally wrongful acts.

c.	Equity

Subject to approval by the Board of Directors of TherapeuticsMD, Consultant will receive a grant of fifty thousand (50,000) restricted stock units that will completely vest on March 31, 2023, provided this Agreement is not terminated by Consultant prior to March 31, 2023, or not terminated by TherapeuticsMD prior to March 31, 2023, due to Consultant’s material breach or Consultant’s intentionally wrongful acts.

Consultant shall provide bank payment information to TherapeuticsMD with submission of first invoice.

EXHIBIT A

ASSIGNMENT

For good and valuable consideration, receipt of which is hereby acknowledged by MCD Consulting and Management Services, LLC, a Florida Limited Liability Company (“Consultant” or “ASSIGNOR”), Assignor has assigned, and by this Assignment does hereby assign to THERAPEUTICSMD, INC., a Nevada corporation maintaining its offices at 951 Yamato Road, Suite 220, Boca Raton, Florida 33431 USA (“TherapeuticsMD” or “ASSIGNEE”), the ownership of all rights, titles, and interests in all copyrights, trade secret, or other intellectual property protection and conceived of or made by or on behalf of Assignor or Assignor Representatives and arising out of such Assignor’s participation in any of the services to be performed by Assignor as set forth under the Consulting Agreement to which this assignment is attached (“Agreement”) to which this Assignment is an Exhibit, as set forth in the Agreement, including the project agreements and schedules or exhibits thereto, including applicable Protocol(s) or Statement(s) of Work, under the Agreement.

Under the Agreement to which this Assignment is an Exhibit, Assignor may obtain certain ownership interests and intellectual property, including patents, patent applications, copyrights, know-how, inventions, trade secrets, and other intellectual property rights in connection with or in any way related to the Services provided under the Agreement (“Intellectual Property”).

1.    Assignor hereby irrevocably assigns and transfers to Assignee, Assignor’s entire right, title, and interest in and to the Intellectual Property.

2.    Assignor agrees that, upon request and without further compensation, Assignor and Assignor’s legal representatives and assigns will do all lawful acts, including the execution of papers and the giving of truthful testimony, that may be necessary or reasonably requested by Assignee for obtaining, sustaining, maintaining, renewing, or enforcing the Intellectual Property, and for perfecting, recording, or maintaining the title, and Assignee’s successors and assigns, in and to the Intellectual Property. In the event that Assignee is unable after reasonable attempt to secure Assignor’s signature to any document in connection with the foregoing, Assignor, hereby constitutes and appoints Assignee as Assignor’s true and lawful attorney in fact, with full power of substitution in Assignor’s name and stead, to take any and all steps, including proceedings at law, in equity or otherwise, to execute, acknowledge, and deliver any and all instruments and assurances necessary or expedient in order to vest or perfect the aforesaid rights and causes of action more effectively in Assignee or to protect the same or to enforce any claim or right of any kind with respect thereto. Assignor hereby declares that the foregoing power is coupled with an interest and as such is irrevocable.

3.     To the extent any of the rights, title, and interest in and to the Intellectual Property cannot be assigned as contemplated by this Assignment, Assignor hereby grants to Assignee an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to use, make, have made, sell, import, reproduce, modify, distribute, display, and perform the Intellectual Property. To the extent any of the rights, title, and interest in and to the Intellectual Property can neither be assigned nor licensed as contemplated by this Assignment, Assignor hereby irrevocably waives and agrees never to assert such non-assignable and non-licensable rights, title, and interest against Assignee or any of Assignee’s successors in interest.

Signature page follows

IN WITNESS WHEREOF, the Parties hereto have caused this Assignment to be executed by their duly authorized officers as of the date last written below.

Assignee: TherapeuticsMD, Inc.	Assignor: MCD Consulting and Management Services, LLC

By:	By:
Name:	Date:
Title:
Date: